EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 3, 2013—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2013, of $22.6 million, or 98 cents per share, compared to $16.0 million, or 69 cents per share, for the same period in the prior year.

Contributing to earnings during the quarter was a 6.9% increase in residential electric sales, the benefit of the carrying costs on the construction of the environmental controls at the Columbia Energy Center, and savings from the continuation of MGE's ongoing effort to manage costs.

During the first quarter of 2013, the company also experienced higher gas retail sales volumes of 27% driven by colder winter weather, compared to warmer-than-normal winter weather in the same period in the prior year. In March 2013, the average temperature was 26.9 degrees, compared to an average temperature in March 2012 of 50.4 degrees. Normal average temperature in March is 35.3 degrees. While gas usage was up due to colder weather, assuming the same annual energy usage, a natural gas customer is paying about 29% less in energy costs today than they were four years ago.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 140,000 customers in Dane County, Wis., and purchases and distributes natural gas to 145,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended March 31,	2013	2012
Operating revenue	$167,237	$149,259
Operating income	$37,628	$28,444
Net income	$22,584	$16,048
Earnings per share (basic and diluted)	$0.98	$0.69
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Contact

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com